Exhibit (e)
DISTRIBUTION AGREEMENT
AGREEMENT made as of August 1, 2007, between THE HIRTLE CALLAGHAN TRUST (the “Trust”), a Delaware business trust, and FORESIDE FUND SERVICES, LLC (“Distributor”), a Delaware limited liability company.
WHEREAS, the Trust is an open-end management investment company, organized as a Delaware business trust and registered with the Securities and Exchange Commission (the “Commission”) under the Investment Company Act of 1940, as amended (the “1940 Act”);
WHEREAS, it is intended that Distributor act as the principal underwriter of the units of beneficial interest (“Shares”) of each of the investment portfolios of the Trust (such portfolios being referred to individually as a “Fund” and collectively as the “Funds”); and
WHEREAS, as of the date of this Agreement, the Shares are available exclusively to investors who are clients of Hirtle Callaghan & Co., Inc. (the “Adviser”), which acts as investment adviser to the Trust, or clients of financial intermediaries, such as other investment advisers, acting in a fiduciary capacity with investment discretion, that have established relationships with the Adviser.
NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:
1. SERVICES AS DISTRIBUTOR.
1.1 (a) Distributor will act as principal underwriter of the Shares covered by the registration statement and prospectus of the Trust then in effect under the Securities Act of 1933, as amended (the “Securities Act”), and in such capacity will perform the following services: (i) obtain and maintain membership with the NSCC and any other similar successor organization to sponsor a participant number for the Funds so as to enable the Shares to be traded through FundSERV; and (ii) enable expedited registration of the Funds with state securities commissions as performed by the Trust’s administrator. Distributor will be responsible for maintaining appropriate personnel and infrastructure to perform the services set forth in this Section 1.1(a). However, Distributor (i) is not responsible for any operational matters associated with FundSERV or Networking transactions and (ii) is not responsible for the filing of blue sky registration or qualification in the various states or jurisdictions in which Shares of the Trust may be sold.
(b) It is agreed by the parties that the Distributor’s services under this Agreement are administrative in nature, none of the Distributor’s activities under this Agreement are primarily intended to result in the sale of the Shares, and the Distributor will not engage in any activities primarily intended to result in the sale of the Shares, including without limitation: advertising, compensation of underwriters, dealers and sales personnel, printing and mailing of prospectuses to other than current Shareholders, and printing and mailing of sales literature. Distributor is, however, authorized, at the direction of the Trust, to offer and redeem shares on behalf of the Trust, and the Trust acknowledges that it will honor any instruction that Distributor enters into Fund/SERV on its behalf. The Trust represents and warrants as of the date of this Agreement and as of the date of each renewal of this Agreement that: (a) the Trust has not adopted a plan of distribution under Rule 12b-l under the 1940 Act (a “Distribution Plan”); (b) no

Shares of any Fund are subject to a sales load or subject to the imposition of a distribution fee; and (c) the Trust will not enter into or renew this Agreement unless the Board of Trustees of the Trust has determined that none of the services the Distributor is expected to provide under this Agreement are services that the Trust is prohibited from financing other than pursuant to a Distribution Plan.
(c) As used in this Agreement, the term “registration statement” shall mean Parts A (the prospectus), B (the Statement of Additional Information) and C of each registration statement that is filed on Form N-1 A, or any successor thereto, with the Commission, together with any amendments thereto. The term “prospectus” shall mean each form of prospectus and Statement of Additional Information used by the Funds for delivery to shareholders and prospective shareholders after the effective dates of the above-referenced registration statements, together with any amendments and supplements thereto.
1.2 The Trust understands that Distributor is now and may in the future be the distributor and/or underwriter of the shares of several investment companies or series (together, “Investment Companies”) including Investment Companies having investment objectives similar to those of the Trust. The Trust further understands that investors and potential investors in the Trust may invest in shares of such other Investment Companies. The Trust agrees that Distributor’s duties to such Investment Companies shall not be deemed in conflict with its duties to the Trust under this Agreement.
1.3 All activities of Distributor and its partners, agents, and employees under this Agreement shall comply with all applicable laws, rules and regulations, including, without limitation, the 1940 Act, all rules and regulations promulgated by the Commission thereunder and all rules and regulations adopted by any securities association registered under the Securities Exchange Act of 1934.
1.4 Distributor shall cause to transmit any orders received by it for purchase or redemption of the Shares to the transfer agent and custodian for the Funds.
1.5 The Trust shall furnish from time to time such information with respect to the Funds and the Shares as Distributor may reasonably request; and the Trust warrants that the statements contained in any such information shall fairly show or represent what they purport to show or represent. The Trust shall also furnish Distributor upon request with: (a) unaudited semi-annual statements of the Funds’ books and accounts prepared by the Trust, (b) a monthly itemized list of the securities in the Funds, (c) monthly balance sheets as soon as practicable after the end of each month, and (d) from time to time such additional information regarding the financial condition of the Funds as Distributor may reasonably request.
1.6 The Trust represents to Distributor that, with respect to the Shares, all registration statements and prospectuses filed by the Trust with the Commission under the Securities Act have been carefully prepared in conformity with requirements of said Act and rules and regulations of the Commission thereunder. The registration statement and prospectus contain all statements required to be stated therein in conformity with said Act and the rules and regulations of said Commission and all statements of fact contained in any such registration statement and prospectus are true and correct. Furthermore, neither any registration statement nor any prospectus includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of the Shares. The foregoing representations shall not be deemed to cover any statements or representations contained in registration statements or prospectuses made based upon reasonable reliance upon information provided to the Trust by Distributor or its affiliates. The Trust may, but shall not be obligated to, propose from time to time such amendment or amendments to any registration statement and such supplement or supplements to any prospectus as, in the light of future developments, may, in the opinion of the Trust’s counsel, be necessary or advisable. If the Trust shall not propose such amendment or amendments and/or supplement or supplements within fifteen days after receipt by the Trust of a written request from Distributor to do so, Distributor may, at its option, terminate this Agreement. The Trust shall not file any amendment to any registration statement or supplement to any prospectus without giving Distributor reasonable notice thereof in advance; provided, however, that nothing contained in this Agreement shall in any way limit the Trust’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus, of whatever character, as the Trust may deem advisable, such right being in all respects absolute and unconditional.
1.7 The Trust authorizes Distributor to use any prospectus in the form furnished from time to time for such purposes as may be appropriate given its role as principal underwriter. The Trust agrees to indemnify, defend and hold Distributor, its partners and officers, managers, employees and agents and any person who controls Distributor within the meaning of Section 15 of the Securities Act free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any reasonable counsel fees incurred in connection therewith) which Distributor, its partners and officers, managers, employees and agents or any such controlling person, may incur under the Securities Act or under common law or otherwise, arising out of or based upon any untrue statement, or alleged untrue statement, of a material fact contained in any registration statement or any prospectus or arising out of or based upon any omission, or alleged omission, to state a material fact required to be stated in either any registration statement or any prospectus or necessary to make the statements in either thereof not misleading; provided, however, that the Trust’s agreement to indemnify Distributor, its partners or officers, managers, employees and agents and any such controlling person shall not be deemed to cover any claims, demands, liabilities or expenses arising out of any statements or representations as are contained in any prospectus and in such financial and other statements as are furnished in writing to the Trust by Distributor and used in the answers to the registration statement or in the corresponding statements made in the prospectus, or arising out of or based upon any omission or alleged omission to state a material fact in connection with the giving of such information required to be stated in such answers or necessary to make the answers not misleading; and further provided that the Trust’s agreement to indemnify Distributor and the Trust’s representations and warranties hereinbefore set forth in Section 1.6 shall not be deemed to cover any liability to the Trust or its Shareholders to which Distributor would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of Distributor’s reckless disregard of its obligations and duties under this Agreement. Except for actions, suits or claims brought or threatened against Distributor by (i) the Trust, or (ii) one or more Shareholders of the Trust, the rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case the Trust may be asked to indemnify or hold Distributor harmless, the Trust shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that Distributor will use all reasonable care to identify and notify the Trust promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Trust, but failure to do so in good faith shall not affect the rights hereunder.
The Trust shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Trust elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Trust and satisfactory to Distributor, whose approval shall not be unreasonably withheld. In the event that the Trust elects to assume the defense of any suit and retain counsel, Distributor shall bear the fees and expenses of any additional counsel retained by it. If the Trust does not elect to assume the defense of a suit, it will reimburse Distributor for the reasonable fees and expenses of any counsel retained by Distributor.
Distributor may apply to the Trust at any time for instructions and may, at Distributor’s expense, consult counsel for the Trust or its own counsel and with accountants and other experts with respect to any matter arising in connection with Distributor’s duties, and Distributor shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.
Also, Distributor shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. Distributor will not be held to have notice of any change of authority of any officers, employees or agents of the Trust until receipt of written notice thereof from the Trust.
1.8 Distributor agrees to indemnify, defend and hold the Trust, its officers and Trustees and any person who controls the Trust within the meaning of Section 15 of the Securities Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the costs of investigating or defending such claims, demands, or liabilities and any reasonable counsel fees incurred in connection therewith) which the Trust, its officers or Trustees or any such controlling person, may incur under the Securities Act or under common law or otherwise, but only to the extent that such liability or expense incurred by the Trust, its officers or Trustees or such controlling person resulting from such claims or demands, shall arise out of or be based upon any untrue, or alleged untrue, statement of a material fact contained in information furnished in writing by Distributor to the Trust and used in the answers to any of the items of the registration statement or in the corresponding statements made in the prospectus, or shall arise out of or be based upon any omission, or alleged omission, to state a material fact in connection with such information furnished in writing by Distributor to the Trust required to be stated in such answers or necessary to make such information not misleading. In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case Distributor may be asked to indemnify or hold the Trust harmless, Distributor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Trust will use all reasonable care to identify and notify Distributor promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against Distributor, but failure to do so in good faith shall not affect the rights hereunder.
Distributor shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If Distributor elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by Distributor and satisfactory to the Trust, whose approval shall not be unreasonably withheld. In the event that Distributor elects to assume the defense of any suit and retain counsel, the Trust shall bear the fees and expenses of any additional counsel retained by it. If Distributor does not elect to assume the defense of a suit, it will reimburse the Trust for the reasonable fees and expenses of any counsel retained by the Trust.

The Trust may apply to Distributor at any time for instructions and may, at the Trust’s expense, consult counsel for Distributor or its own counsel and with accountants and other experts with respect to any matter arising in connection with the Trust’s duties, and the Trust shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instructions or with the opinion of such counsel, accountants or other experts.
Also, the Trust shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. The Trust will not be held to have notice of any change of authority or any officers, employees or agents of Distributor until receipt of written notice thereof from Distributor.
1.9 No Shares shall be offered by the Trust under any of the provisions of this Agreement and no orders for the purchase or sale of Shares hereunder shall be accepted by the Trust if and so long as the effectiveness of the registration statement then in effect or any necessary amendments thereto shall be suspended under any of the provisions of the Securities Act or if and so long as a current prospectus as required by Section 10(b)(2) of said Act is not on file with the Commission; provided, however, that nothing contained in this Section 1.9 shall in any way restrict or have an application to or bearing upon the Trust’s obligation to repurchase Shares from any Shareholder in accordance with the provisions of the Trust’s prospectus, Agreement and Declaration of Trust, or Bylaws.
1.10 The Trust agrees to advise Distributor as soon as reasonably practical by a notice in writing delivered to Distributor or its counsel:
(a) of any request by the Commission for amendments to the registration statement or prospectus then in effect or for additional information;
(b) in the event of the issuance by the Commission of any stop order suspending the effectiveness of the registration statement or prospectus then in effect or the initiation by service of process on the Trust of any proceeding for that purpose;
(c) of the happening of any event that makes untrue any statement of a material fact made in the registration statement or prospectus then in effect or which requires the making of a change in such registration statement or prospectus in order to make the statements therein not misleading; and
(d) of all action of the Commission with respect to any amendment to any registration statement or prospectus which may from time to time be filed with the Commission.
For purposes of this section, informal requests by or acts of the Staff of the Commission during the course of routine reviews of filings made by the Trust shall not be deemed actions of or requests by the Commission.
1.11 Distributor agrees on behalf of itself and its partners and employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and its prior, present or potential Shareholders, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder. In case of any request or demand for the inspection of such records by another party, Distributor shall notify the Trust and follow the Trust’s instructions as to permitting or refusing such inspection; provided that, upon notice to the Trust, Distributor may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Trust has agreed to indemnify Distributor against such liability.
1.12 The Trust has adopted policies and procedures pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, the Trust (and relevant agents) shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders.
     1.13 The Trust shall provide, and cause each other agent or service provider to the Trust to provide, to Distributor all such information (and in such reasonable medium) that Distributor may reasonably request that may be necessary for Foreside to perform its duties under this Agreement.
     1.14 The Trust shall not file any amendment to the Registration Statement or Prospectuses that amends any provision therein which pertains to Distributor or the distribution of shares without giving Distributor reasonable advance notice thereof; provided, however, that nothing contained in this Agreement shall in any way limit the Trust’s right to file at any time such amendments to the Registration Statement or Prospectuses, of whatever character, as the Trust may deem advisable, such right being in all respects absolute and unconditional.
2. PUBLIC OFFERING PRICE. The public offering price of the Fund’s Shares shall be the net asset value of such Shares. The net asset value of Shares shall be determined by the Trust in accordance with the provisions of the Agreement and Declaration of Trust and Bylaws of the Trust and the then-current prospectus of the appropriate Fund.
3. TERM, DURATION AND TERMINATION.
The initial term of this Agreement (the “Initial Term”) shall be for a period commencing on the date of this Agreement and ending on the date that is one year after the date of this Agreement. Thereafter, if not terminated, this Agreement shall continue with respect to a particular Fund automatically for successive one-year terms, provided that such continuance is specifically approved at least annually by the vote of the Trust’s Board of Trustees or the vote of a majority of the outstanding voting securities of such Fund. This Agreement is terminable without penalty, on not less than sixty days’ prior written notice, by the Trust’s Board of Trustees, by vote of a majority of the outstanding voting securities of the Trust or by the Distributor. This Agreement will also terminate automatically in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested persons” and “assignment” shall have the same meanings as ascribed to such terms in the 1940 Act.)
4. GOVERNING LAW AND MATTERS RELATING TO THE TRUST. This Agreement shall be governed by, and its provisions shall be construed in accordance with, the laws of the State of Delaware. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust. The execution and delivery of this Agreement has been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in the Trust’s Agreement and Declaration of Trust.
5. NOTICE. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by Federal Express or similar delivery service, by facsimile or by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the following address: if to the Trust, to it at Five Tower Bridge, 300 Barr Harbor Drive, Suite 500, West Conshohocken, PA 19428-2998; Attn: President; and if to Distributor, to it at Two Portland Square, first floor, Portland, ME 04101 or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.
6. FEES. In consideration of its services provided pursuant to this Agreement, Distributor shall receive an annual fee of $15,000, billed monthly; provided, however, that such fee will be subject to a mutually-agreed upon increase in the event that any of the following ceases to be true: (a) the Shares are available exclusively to investors who are clients of the Adviser, (b) none of the Funds has a Distribution Plan, (c) the Distributor is not required to enter into dealer agreements, selling group member agreements or similar agreements with respect to the Funds (excluding agreements with the National Securities Clearing Corporation with respect to its NSCC membership status and the hosting of the Trust’s participant number ), (d) the Distributor is not required to review or approve marketing or advertising materials with respect to the Funds, (e) no Shares of any Fund are subject to a sales load or subject to the imposition of a distribution fee, and (f) the Distributor is not required to maintain licenses for any registered representatives with respect to the Funds.
The Trust represents and warrants to the Distributor that the Board of Trustees has determined, on the advice of counsel to the Trust and counsel to the Independent Trustees, that: (a) the services to be provided by the Distributor under this Agreement will not constitute distribution services that the Trust is prohibited from financing except pursuant to a 12b-l distribution plan, and (b) accordingly, the Trust may pay to the Distributor the compensation set forth in this Section 6 from the assets of the Trust and not from a 12b-l distribution plan.
7. ANTI-MONEY LAUNDERING COMPLIANCE.
Each of Distributor and the Trust acknowledges that it is a financial institution subject to the USA PATRIOT Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each represents and warrants to the other that it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects. Each of Distributor and the Trust agrees that it will take such further steps, and cooperate with the other as may be reasonably necessary, to facilitate compliance with the AML Acts, including but not limited to the provision of copies of its written procedures, policies and controls related thereto (“AML Programs”).
Both parties undertake that they will grant to the other, their anti-money laundering compliance officer and regulatory agencies, reasonable access to copies of their AML Program, books and records pertaining to the Trust only. It is expressly understood and agreed that the Trust and the Trust’s compliance officer shall have no access to any of Distributor’s AML books or records pertaining to other clients of Distributor.
8. PRIOR AGREEMENTS. This Agreement constitutes the complete agreement of the parties as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered by this Agreement.
9. AMENDMENTS. No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.
10. COUNTERPARTS. This Agreement may be executed by the Parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.
11. SEVERABILITY. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and unaffected, and the rights and obligations of the Parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.
      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first written above.

THE HIRTLE CALLAGHAN TRUST

By:	/s/ Robert J. Zion

Name:	Robert J. Zion
Title:	VP & Treasurer

FORESIDE FUND SERVICES, LLC

By:	/s/ Richard J. Berthy

Name:	Richard J. Berthy
Title:	Vice President